Exhibit 12.2
                                                                       8/8/2005
                               GULF POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2004 and the year to date June 30, 2005

                                                                                                                          Six
                                                                                                                         Months
                                                                                                                         Ended
                                                                              Year ended December 31,                   June 30,
                                                             ------------------------------------------------------    ---------
                                                                2000        2001      2002       2003        2004         2005
                                                                ----        ----      ----       ----        ----         ----
                                                             ------------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes                                 $ 82,607    $ 89,716   $104,397   $110,104    $108,135     $56,567
Interest expense, net of amounts capitalized                   28,086      25,034     31,452     31,069      34,925      19,546
Distributions on mandatorily redeemable preferred securities    6,200       6,477      8,524      7,085       1,113           0
AFUDC - Debt funds                                                440       2,510      1,392        314         819         454

                                                             --------    --------   --------   --------    --------     -------
Earnings as defined                                          $117,333    $123,737   $145,765   $148,572    $144,992     $76,567
                                                             ========    ========   ========   ========    ========     =======


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt                                   $ 22,622    $ 24,520   $ 28,815   $ 27,194    $ 27,693     $14,631
Interest on affiliated loans                                        0         396        629        202       3,530       2,524
Interest on interim obligations                                 2,804         768        446        197         241         582
Amort of debt disc, premium and expense, net                    2,047       2,059      2,591      2,895       3,050       1,477
Other interest charges                                          1,052        (199)       363        895       1,230         786
Distributions on mandatorily redeemable preferred securities    6,200       6,477      8,524      7,085       1,113           0

                                                             --------    --------   --------   --------    --------     -------
Fixed charges as defined                                       34,725      34,021     41,368     38,468      36,857      20,000
Tax deductible preferred dividends                                  5           5          5          5           5           3
                                                             --------    --------   --------   --------    --------     -------
                                                             --------    --------   --------   --------    --------     -------
                                                               34,730      34,026     41,373     38,473      36,862      20,003
                                                             --------    --------   --------   --------    --------     -------
Non-tax deductible preferred dividends                            229         212        212        212         212         105
Ratio of net income before taxes to net income               x  1.586    x  1.535   x  1.552   x  1.590    x  1.580     x 1.562
                                                             --------    --------   --------   --------    --------     -------
                                                             --------    --------   --------   --------    --------     -------
Pref dividend requirements before income taxes                    363         325        329        337         335         164
                                                             --------    --------   --------   --------    --------     -------
                                                             --------    --------   --------   --------    --------     -------
Fixed charges plus pref dividend requirements                $ 35,093    $ 34,351   $ 41,702   $ 38,810    $ 37,197     $20,167
                                                             ========    ========   ========   ========    ========     =======

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS                                 3.34        3.60       3.50       3.83        3.90        3.80
                                                                ====        ====       ====       ====        ====        ====